Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com

FMC Corporation Announces Mark Douglas Will Succeed Pierre Brondeau as President and CEO on June 1, 2020; Brondeau to Become Executive Chairman

PHILADELPHIA, December 18, 2019 – FMC Corporation (NYSE: FMC) today announced that its Board of Directors has elected Mark Douglas as president and chief executive officer of FMC, effective June 1, 2020. Pierre Brondeau will continue to serve as chairman and CEO through May 31, 2020, at which time he will become executive chairman and remain a member of the Board of Directors.

“Mark has been elected following the Board’s careful and thorough assessment of the experience, track record and leadership qualities needed to lead FMC,” said Brondeau. “He has been a trusted partner during a period of significant change. During the last decade, Mark has been engaged on every major decision and strategic action we pursued to transform FMC into a high growth agricultural sciences company. His more than 30 years of global business and operational experience in the chemical industry, including most of the last 10 years leading FMC’s agricultural business, makes him ideally suited as our next CEO,” Brondeau added.

“I am honored to be elected president and CEO of this great company,” said Douglas. “Pierre, along with our management team and more than 6,500 employees, have transformed FMC into an agricultural sciences leader. I look forward to working with our leadership and the Board as we drive the full potential of FMC and continue delivering industry-leading performance that customers, shareholders and employees expect from us.”

Vincent Volpe, lead independent director on the FMC Board, said the company’s performance and business results during Brondeau’s tenure have been dramatic.

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“Upon his arrival in 2010, Pierre saw the significant growth potential of FMC and charted a new course that would eventually transform the company. His vision reshaped nearly every aspect of the enterprise, including the business portfolio, operating structure, and a culture of high performance,” Volpe said. “A decade of results speak for themselves: More than a dozen acquisitions and divestitures; two of the largest transactions in company history, including the 2017 acquisition of a majority of DuPont’s crop protection assets; total shareholder return of more than 325 percent; nearly 90 percent reduction in the company’s recordable injury rate; and the transformation into a leading, global crop protection innovator. The Board looks forward to Pierre’s guidance as executive chairman, and we know that as CEO, Mark will continue to lead FMC with the conviction, passion and strategic foresight that have guided the company’s success.”

Douglas becomes FMC president and CEO-elect, effective today. He will work with Brondeau and the Board during the next five months on an orderly transition. The Board expects to nominate Douglas for election as a Board director at the April 2020 annual meeting of stockholders.

About Mark Douglas
Mark Douglas has served as president and chief operating officer of FMC since June 2018. He leads the company’s commercial, operational and technology organizations. He joined FMC in March 2010 as vice president, Global Operations and International Development, and was named president of the Industrial Chemicals Group in 2011. In October 2012, Mr. Douglas was named president of the Agricultural Solutions business. Mr. Douglas joined FMC from The Dow Chemical Company where he was vice president, president Asia, Dow Advanced Materials. Prior to Dow, he was corporate vice president, president Asia, Rohm and Haas Company, based in Shanghai. During his 21 years with Rohm and Haas, Mr. Douglas held sales, marketing and executive management positions in London, Singapore, Shanghai and Philadelphia.

Mr. Douglas is a director of Quaker Houghton. He is also a member of the Crop Life International Board of Directors and serves on the Board of Trustees of the Pennsylvania Academy of the Fine Arts.

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About FMC
FMC Corporation, an agricultural sciences company, provides innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. This powerful combination of advanced technologies includes leading insect control products based on Rynaxypyr® and Cyazypyr® active ingredients; Authority®, Boral®, Centium®, Command® and Gamit® branded herbicides; Talstar® and Hero® branded insecticides; and flutriafol-based fungicides. The FMC portfolio also includes biologicals such as Quartzo® and Presence® bionematicides. FMC Corporation employs approximately 6,500 employees around the globe. To learn more, please visit www.fmc.com.

FMC, the FMC logo, Rynaxypyr, Cyazypyr, Authority, Boral, Centium, Command, Gamit, Talstar, Hero, Quartzo and Presence are trademarks of FMC Corporation or an affiliate. Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. Hero® insecticide is a restricted use pesticide in the United States.

Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which are based on management's current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the risk factors and other cautionary statements included within FMC's 2018 Form 10-K filed with the SEC as well as other SEC filings and public communications. FMC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. FMC undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.

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